Exhibit 99.B(d)(46)

Schedule B

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

INTECH Investment Management LLC

(f/k/a Enhanced Investment Technologies, LLC)

Dated August 28, 2003, as amended, September 30, 2005, February 24, 2006, March 30, 2009, June 25, 2010, January 4, 2011 and June 30, 2011

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI INSTITUTIONAL INVESTMENTS TRUST

[REDACTED]

Agreed and Accepted:

SEI Investments Management Corporation	INTECH Investment Management LLC

By:	By:

/s/ Greg McIntire	/s/ Patricia Flynn

Name:	Name:

Greg McIntire	Patricia Flynn

Title:	Title:

Vice President	Vice President & CCO